                                                                    EXHIBIT 10.8

                             CAPACITY IRU AGREEMENT


                                 by and between


               360AMERICAS NETWORK (BERMUDA) LTD., as 360americas


                                       and


                    IMPSAT FIBER NETWORKS, INC., as Customer


                          dated as of February _, 2001

                                TABLE OF CONTENTS


ARTICLE      TITLE                                                     PAGE
1            Exhibits; Definitions                                      2
2            IRU                                                        8
3            Payment                                                    9
4            Acceptance Testing and Delivery                            14
5            Term                                                       14
6            Interconnection and Colocation                             15
7            Maintenance and Repair                                     16
8            Use of the Capacity                                        18
9            Indemnification                                            18
10           Limitation of Liability; Disclaimer of Warranties          19
11           Insurance                                                  21
12           Notices                                                    22
13           Confidentiality                                            23
14           Default                                                    24
15           Termination                                                25
16           Force Majeure Events                                       25
17           Dispute Resolution                                         26
18           Assignment and Transfer Restrictions                       27
19           Representations                                            27
20           General                                                    28

                             CAPACITY IRU AGREEMENT

        THIS CAPACITY IRU AGREEMENT (this "Agreement") is made and entered into as of February _, 2001 (the "Effective Date"), by and between 360americas network (Bermuda) ltd., a Bermuda corporation on behalf of itself and its designated Affiliates ("360americas"), and Impsat Fiber Networks, Inc., a Delaware corporation ("Customer").


                                    RECITALS

        A. 360americas has entered into a certain Project Development and Construction Contract, dated the 16th day of June, 1999 (the "Supply Contract") with Alcatel Submarine Networks, Inc. ("Alcatel") for the design, manufacture, construction, installation and delivery of a fiber optic communications system (and related contracts for the maintenance and operation thereof), between Tuckerton, New Jersey; Boca Raton, Florida; St. David's, Bermuda; Maiquetia, Venezuela; Fortaleza, Brazil; Bandeirantes, Brazil and Las Toninas, Argentina. 360americas is constructing and/or acquiring rights in a terrestrial fiber optic communications system between Las Toninas, Argentina and Bandeirantes, Brazil. The entire communications system shall be referred to as the "360americas System", and is illustrated on Exhibit A.

        B. Customer desires to receive from 360americas and 360americas desires to provide Customer certain telecommunications capacity on the 360americas System.

        C. Affiliates of 360americas, 360networks (USA) inc. and 360networks services ltd. (collectively "360networks"), either directly or indirectly, are constructing a fiber optic communications network, including optronics and other facilities in North America (the "360networks System"), which is intended to connect 360networks' points of presence or facilities in the United States and Canada and as such points of presence may be amended from time to time by 360networks.

        D. Customer may desire to purchase from 360networks telecommunications capacity along certain dedicated communications paths on the 360networks System connecting certain endpoints. More or less contemporaneously herewith, the Parties are entering into that certain Master Services Agreement governing the purchase and provision of communications capacity on the 360networks System (the "Master Services Agreement"), should Customer require such capacity for its business. The parties intend that telecommunications capacity purchased under the Master Services Agreement will contribute toward satisfaction of the Minimum Commitment set forth in Section 3.7 of this Agreement.

        Accordingly, in consideration of the mutual promises set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:


* CONFIDENTIAL TREATMENT REQUEST - Confidential portion has been omitted and filed separately with the Commission.
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                                    ARTICLE 1

                              EXHIBITS; DEFINITIONS

        1.1 Exhibits. The following exhibits are attached hereto, incorporated herein and made a part of this Agreement by this reference:

        Exhibit A:  Schematic of 360americas System/Target RFCS Dates
        Exhibit B: 360americas System Capacity RFCS Standard; Testing Standards Exhibit C: Technical Specification
        Exhibit D:  IRU Fees
        Exhibit E:  O&M Fees
        Exhibit F:  Service Level Agreement
        Exhibit G:  Colocation

        1.2 Definitions. As used in this Agreement, the capitalized terms listed in this Section 1.2 and derivatives thereof shall have the meanings respectively ascribed to them in this Section 1.2.

                "360americas" has the meaning set forth in the introductory paragraph.

                "360americas Indemnitees" has the meaning set forth in Section 9.2.

                "360americas System" has the meaning set forth in Recital A.

                "360networks" has the meaning set forth in Recital C.

                "360networks System" has the meaning set forth in Recital C.

                "AAA" has the meaning set forth in Section 17.1.

                "Alcatel" has the meaning set forth in Recital A.

                "Acceptance Date" has the meaning set forth in Section 4.2.

                "Affiliate" means, with respect to any Person, any other Person, who directly or indirectly controls, is controlled by, or is under common control with that Person. As used in this definition, "control" means (i) ownership, directly or indirectly, of

* CONFIDENTIAL TREATMENT REQUEST - Confidential portion has been omitted and filed separately with the Commission.
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                at least 50% of the securities entitled to vote on the affairs of a Person or (ii) the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether by way of equity ownership, contract or otherwise.

                "Agreement" has the meaning set forth in the introductory paragraph.

                "Annual Commitment" has the meaning set forth in Section 3.7. "First Annual Commitment, "Second Annual Commitment", "Third Annual Commitment" and "Fourth Annual Commitment" have the meaning ascribed to them in Section 3.7.

                "Background Block Error" or "BBE" has the meaning set forth in Exhibit F.

                "Background Block Error Ratio" or "BBER" has the meaning set forth in Exhibit F.

                "Cable Station" means the cable stations of the 360americas System located at Tuckerton, New Jersey; Boca Raton, Florida; Maiquetia, Venezuela; Fortaleza, Brazil; St. David's Bermuda; Bandeirantes, Brazil; and Las Toninas, Argentina.

                "Capacity" means communications capacity on the S Segments, the T Segments and the Terrestrial Segments purchased by Customer under the terms of this Agreement in minimum increments of STM-1, STM-4, or STM-16, but not exceeding STM-64 in the aggregate, and which capacity features network protection equipment provided by or through 360americas. Each accepted Circuit Order shall specify the Capacity desired by Customer.

                "Capacity Acceptance Tests" has the meaning set forth in Section 4.2.

                "Circuit" means individual circuits of Capacity on the entire 360americas System purchased by Customer pursuant to Section 2.3.

                "Circuit Order" has the meaning set forth in Section 2.3.1.

                "City-Center POP(s)" means the operating centers of 360americas located in Sao Paulo, Brazil and Buenos Aires, Argentina.

                "Commitment Period" has the meaning set forth in Section 3.7. The "First Commitment Period", "Second Commitment Period", "Third Commitment Period" and "Fourth Commitment Period" have the meanings set forth in Section 3.7.

                "Completion Notice" has the meaning set forth in Section 4.1.

* CONFIDENTIAL TREATMENT REQUEST - Confidential portion has been omitted and filed separately with the Commission.
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                "Confidential Information" has the meaning set forth in Section
                13.1.

                "Costs" means actual, direct costs paid or payable in accordance with the established accounting procedures generally used by 360americas and which 360americas utilizes in billing third parties for reimbursable projects, including without limitation the following: (i) internal labor costs, including wages, salaries and benefits, and overhead allocable to such labor costs equal to fifteen percent (15%), and (ii) other direct costs and out-of-pocket expenses on a pass-through basis (e.g., equipment, materials, supplies, contract services, etc.).

                "Customer" has the meaning set forth in the introductory paragraph.

                "Customer Indemnitees" has the meaning set forth in Section 9.1.

                "Dispute Notice" has the meaning set for thin Section 17.1.

                "Dollars" or "$" means United States of America Dollars.

                "Effective Date" has the meaning set forth in the introductory paragraph to this Agreement.

                "Eligible Charges" has the meaning set forth in Section 3.7.

                "Fiber Agreements" means the following agreements entered into by Customer and 360americas (or their respective Affiliates) more or less contemporaneously herewith: (1) the Service Agreement by and among Impsat Comunicacoes Ltda. and 360networks do Brasil Ltda.;(2) the IRU Fiber Agreement (Brazil), by and among Impsat Comunicacoes Ltda. and 360networks do Brasil Ltda.;
                (3) the IRU Fiber Agreement (Argentina), by and among Impsat S.A. and 360networks de Argentina S.A.; and (4) the Telehouse Services Agreements for the Buenos Aires Telehouse, the Caracas Telehouse, the Rio de Janeiro Telehouse and the Sao Paulo Telehouse.

                "Final Payment" has the meaning set forth in Section 3.1(b).

                "Force Majeure Events" has the meaning set forth in Article 16.

                "Full Rack Space" means the entire space available in one free standing enclosed cabinet of the total dimensions 24" W x 36" D x 84" H, and the corresponding floor space at the Cable Station. Except in limited circumstances, the floor space shall be sufficient to permit access from the front and the rear of the equipment

* CONFIDENTIAL TREATMENT REQUEST - Confidential portion has been omitted and filed separately with the Commission.

                racks.

                "Income Taxes" shall mean taxes imposed by any national, state, provincial or other governmental authority on the income of a party to a transaction contemplated by this Agreement, whether determined by reference to net income, gross income or otherwise and shall include taxes imposed in lieu thereof. Such term shall not include Indirect Taxes.

                "Indirect Taxes" shall mean any taxes imposed on any transaction contemplated by this Agreement and shall include, without limitation, any sales, use, excise, Value Added Taxes ("VAT"), Goods and Services Tax ("GST"), gross receipts tax or similar type tax imposed by any national, state, provincial or other governmental or quasi-governmental authority but, unless stated specifically otherwise, shall not include any Income Taxes. For purposes of this Agreement, the term Indirect Taxes shall also include charges required or permitted by governmental or quasi-governmental to collect from or pay to others in support of any statutory or regulatory programs, including but not limited to the Universal Service Fund charge contemplated by the U.S. Telecommunications Act of 1996, as amended from time to time, or similar legislation under the laws of any national, supranational, state or other political subdivision or quasi-governmental authority.

                "Initial Payment" has the meaning set forth in Section 3.1(a).

                "Interest Rate" means [ ]* percent ([ ]*%), per annum, or if lower, the highest rate allowed by applicable law.

                "IRU" has the meaning set forth in Section 2.1.

                "IRU Effective Date" has the meaning set forth in Section 5.1.

                "IRU Fee" has the meaning set forth at Section 3.1.

                "Maintenance Window" means certain off-peak transmission hours, including without limitation 12:00 a.m. to 7:00 a.m. local time.

                "Master Services Agreement" has the meaning set forth in Recital D.

                "Minimum Capacity Unit" or "MCU" means the minimum unit of Capacity to be purchased by Customer under any submitted Circuit Order. An STM-1 is designated as the MCU for purposes of this Agreement.

                "Minimum Commitment" has the meaning set forth in Section 3.7.

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filed separately with the Commission.
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                "Network Availability" has the meaning set forth in Exhibit F.

                "O&M Fees" has the meaning set forth in Section 7.3

                "O&M Fee Commencement Date" has the meaning set forth in Section 7.3.

                "Party" means either 360americas or Customer and "Parties" shall mean 360americas and Customer.

                "Permitted Assignee" has the meaning set forth in Section 18.2.

                "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

                "RFCS" means the operation of the Capacity substantially in conformity with the standards set forth in Exhibit B.

                "Ring" means the S Segments comprising the North Ring or the Central Ring of the 360americas System, and the S Segments and Terrestrial Segment comprising the South Ring of the 360americas System, as depicted in Exhibit A.

                "S Segment" means the collective reference to Segment S1, S2, S3, S4, S5, S6, S7, and S8, each as depicted in Exhibit A.

                "Scheduled Maintenance" means any work on the 360americas System planned by 360americas or its maintenance contractor in order to preserve the operation of the 360americas System in accordance with the System RFCS standards set forth in Exhibit B or to prevent or correct any condition which 360americas or its maintenance contractor determines could impact the integrity of the 360americas System.

                "Segment" means any of the S Segments, T Segments or Terrestrial Segments as depicted in Exhibit A.

                "Service Level Agreement" has the meaning set forth in Section 10.4.

                "Service Outage" has the meaning set forth in Exhibit F.

                "Severely Errored Second" or "SES" has the meaning set forth in Exhibit F.

* CONFIDENTIAL TREATMENT REQUEST - Confidential portion has been omitted and filed separately with the Commission.
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                "Severely Errored Second Ratio" or "SESR" has the meaning set forth in Exhibit F.

                "STM-1" means a digital signal having a line rate of 155.52 Mb/s and a format as described by the International
                Telecommunications Union Recommendation G.709.

                "STM-4" means a digital signal having a line rate of 622.08
                Mb/s.

                "STM-16" means a digital signal having a line rate of 2488.32 Mb/s.

                "Supply Contract" has the meaning set forth in Recital A.

                "System Interface" means the optical input/output ports on the optical distribution frame in the various Cable Stations and the City-Center POPs (including the optical distribution frame itself) where the 360americas System connects with other transmission facilities or equipment.

                "T Segment" means the collective reference to Segments T1, T2, T3, T4, T5, T6 and T7, each as depicted in Exhibit A.

                "Target RFCS Date" means the dates on which 360americas anticipates the Segments will be installed and RFCS, in accordance with the chart set forth in Exhibit A.

                "Term" has the meaning set forth at Section 5.1.

                "Terrestrial Segments" means those Segments of the 360americas System as depicted in Exhibit A.

                "Use Agreement" has the meaning set forth in Section 9.4.

                "Wavelength" means a ten (10) gigabit per second (10 Gbps) of communications capacity derived from an individual lambda on the 360americas System or any Segment thereof which capacity shall be provided without network protection equipment.

* CONFIDENTIAL TREATMENT REQUEST - Confidential portion has been omitted and filed separately with the Commission.

                                    ARTICLE 2

                                       IRU

        2.1 As of the IRU Effective Date with respect to each applicable Circuit, 360americas, directly or through certain of its Affiliates, shall grant and provide to Customer and Customer shall purchase and receive from 360americas or its Affiliates, an exclusive and indefeasible right to use the Capacity associated with such Circuit on the terms and conditions set forth in this Agreement (each, an "IRU"). Notwithstanding the foregoing sentence, this Agreement shall not in any way convey title, interest or salvage rights in the 360americas System, or other infrastructure, systems, equipment, facilities or other property of 360americas.

        2.2 Except as provided in Section 2.1, 360americas shall have no right to sell, lease, transfer or use the Capacity or any portion thereof in which it has granted Customer an IRU. Notwithstanding the foregoing, Customer acknowledges that 360americas may derive additional communications capacity from the same fiber or equipment from which the Capacity is derived and sell such capacity to third parties.

        2.3     Capacity Provisioning.

        2.3.1 From time to time during the Commitment Periods, Customer may request an IRU in Capacity on the 360americas System by submitting a complete order to 360americas for such Capacity pursuant to 360americas' then current service order form (such completed order being called a "Circuit Order"). Each Circuit Order shall be signed by an authorized representative of Customer. 360americas shall accept or reject a Circuit Order by providing written notice to the Customer within ten (10) days of receipt of such Circuit Order from the Customer. Provided that a Circuit Order is complete and consistent with the provisions of this Agreement, 360americas shall not reject a Circuit Order if the requested Capacity is available. If 360americas rejects a Circuit Order, then 360americas must provide to Customer a reasonably detailed basis for such rejection. [ ]*. A rejected Circuit Order shall be of no force or effect and any capacity or services so requested by Customer shall not be considered a "Circuit" or "Capacity".

        2.3.2   (a)     Provided that the 360americas System is RFCS,
360americas shall use commercially reasonable efforts to deliver a Completion Notice for the applicable Circuit within [ ]* days after Customer submits a Circuit Order (unless such Circuit Order is rejected pursuant to 2.3.1), provided that, in the event 360americas cannot deliver a Completion Notice for the bandwidth level requested in the Circuit Order because the 360americas System requires an upgrade to accommodate the requested bandwidth, then 360americas shall use commercially reasonable efforts to deliver a Completion Notice for the requested Circuit within [ ]* of submission of the applicable Circuit Order.

* CONFIDENTIAL TREATMENT REQUEST - Confidential portion has been omitted and filed separately with the Commission.
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        If 360americas does not have Capacity available for purchase by Customer during any Commitment Period because a system upgrade is required, then such Commitment Period shall be extended by the total number of days it takes for 360americas to complete the required upgrade.

        (b) In the event that 360americas fails to deliver a Completion Notice for the requested Circuit within the applicable [ ]* period described above, as such periods may be extended by Force Majeure Events, then during the [ ]* period following expiration of the applicable [ ]* period, Customer may, as its sole remedy for such failure, may either: (1)(A) terminate the delayed Circuit and require 360americas to refund the Initial Payment made in respect of the delayed Circuit with interest at the Interest Rate from the date 360americas received such Initial Payment and (B) in the event of such termination, the Annual Commitment for the Commitment Period in which the termination occurs shall be reduced by the IRU Fee applicable to the terminated Circuit; or (2) if Customer does not terminate under item (1), it may elect that 360americas issue Customer an invoice credit calculated as [ ]*% of the applicable IRU Fee for such Circuit, for each day that delivery of the Circuit is delayed past the applicable [ ]* period until the Acceptance Date for such Circuit, provided that in no event shall the aggregate amount of such credit exceed [ ]*% of the IRU Fee applicable to the delayed Circuit.

        2.3.3 Except as provided in this Section 2.3.3, the Capacity provided under this Agreement shall have protection switching capability. In the event Customer submits a Circuit Order for linear capacity on a portion of the 360americas System prior to the date on which the entire 360americas System is RFCS, 360americas will review such Circuit Order and may provide the requested Capacity, subject to the provisions of this Section 2.3 and subject to availability. The Capacity on any such Circuit shall be linear and shall not have protection switching capability.

        2.4 Notwithstanding anything to the contrary contained in this Agreement, 360americas may elect, at its option, to procure and deliver any portion of Capacity from third parties in lieu of constructing and installing the 360americas System, provided 360americas remains liable for such Capacity under the terms of this Agreement and such Capacity complies with the technical specifications of this Agreement.


                                    ARTICLE 3

                                     PAYMENT

        3.1 In consideration of the grant of the IRU by 360americas to Customer with respect to each Circuit, Customer agrees to pay to 360americas the applicable fee for such Circuit as set forth in Exhibit D (the "IRU Fee") and all such payments of the IRU Fee shall be non-refundable, except as expressly provided otherwise. The IRU Fee for each Circuit shall be paid

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

in accordance with this Article 3 and as follows:

                (a) [ ]*% of the IRU Fee for such Circuit is due and payable upon 360amercias' acceptance of each Circuit Order in accordance with the provisions of Section 2.3 (the "Initial Payment"); and

                (b) [ ]*% of the IRU Fee for such Circuit is due and payable within two (2) days of the Acceptance Date for such Circuit (the "Final Payment").

        [  ]*

        [  ]*

        3.2 All payments made by Customer hereunder in excess of $100,000 shall be made by wire transfer of immediately available funds to the account designated by 360americas from time to time. Payments of all other amounts by Customer hereunder may be made by wire transfer of immediately available funds or by company check payable to 360americas or a designated 360americas Affiliate. 360americas network (Bermuda) ltd. reserves the right to invoice all or any portion of any charges under this Agreement in its own name or in the name of one or more of its Affiliates and to direct payment remittance accordingly.

        3.3 If Customer fails to make any payment under this Agreement when due, then, in addition to such sum and to any other rights and remedies that 360americas may have, Customer shall pay interest on such unpaid amount at the Interest Rate until such sum is paid in full and such interest shall accrue both before and after judgment. Notwithstanding the foregoing, no interest shall accrue on any invoiced amount that Customer has disputed in good faith, in a reasonably detailed writing to 360americas, while such dispute is pending. If such dispute is later resolved in favor of 360americas, such amount shall bear interest at the Interest Rate from the date when due until paid.

        3.4 In addition to the amounts payable under Section 3.1, Customer shall be responsible to pay directly or reimburse 360americas for all other sums, costs, fees and expenses that are expressly required to be paid by Customer under this Agreement. Except for the IRU Fee which shall be paid in accordance with Section 3.1, and except as specifically provided otherwise, 360americas (in its own name or in the name of one or more of its Affiliates) will invoice Customer for all sums, costs, fees and expenses owed by Customer under this Agreement, and Customer shall pay such invoices within [ ]* days of the invoice date.

        3.5     (a)     The IRU Fee, O&M Fees and any other amounts due from and
payable by Customer under this Agreement are exclusive of any Indirect Taxes. 360americas shall be entitled to include on any invoice, and Customer shall pay, any Indirect Tax lawfully imposed on any transaction contemplated by this Agreement.


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                (b)     Except as set forth in this paragraph (b), all payments
made by Customer under this Agreement shall be made without any deduction or withholding for or on account of any Income Taxes, except where required by law. If Customer is required by law to make any deduction or withholding from any payment due to 360americas under this Agreement, then, notwithstanding anything to the contrary contained in this Agreement, the gross amount payable by Customer shall be increased so that after any such deduction or withholding for Income Taxes, the net amount received by such 360americas will not be less than 360americas would have received had no deduction or withholding been required. This 'grossing-up' provision shall not apply (i) to the extent the deduction or withholding merely constitutes a prepayment of 360americas' or its Affiliates' income tax liability or (ii) to the extent such withholding results from an assignment by 360americas to a foreign Affiliate of 360americas.

                (c) 360americas and Customer shall undertake commercially reasonable efforts on behalf of themselves and their respective Affiliates to cooperate to minimize the incidence of taxation with respect to taxes lawfully imposed, provided that no Party shall be obliged to so cooperate if and to the extent that such cooperation would result in an increase in that Party's (or an Affiliate of such Party's) own liability for taxes. Subject to the foregoing, each Party shall undertake commercially reasonable efforts to pursue and implement the benefits of any available tax exemptions, reductions or treaties.

        3.6 Customer's obligation to pay the IRU Fee, O&M Fees and other amounts under this Agreement shall not be subject to any rights of set-off, counterclaim, deduction, defense or other right that Customer may have against 360americas.

        3.7 During the Commitment Periods, Customer shall purchase and pay 360americas, in the aggregate, a minimum amount of $46,000,000 (the "Minimum Commitment") for IRUs in Capacity on the 360americas System, or for capacity on the 360networks System, and such Minimum Commitment shall be satisfied as follows:

        3.7.1 Customer shall make an initial payment of $[ ]* upon execution of this Agreement (the "Deposit"). The Deposit shall be applied toward the IRU Fees for Circuits on the 360americas System only as such IRU Fees are incurred.

        3.7.2 During the period commencing on the Effective Date and ending on the date that is [ ]* (the "First Commitment Period"), Customer shall pay to 360americas for Eligible Charges an amount no less than $[ ]* (the "First Annual Commitment"). The Deposit, at Customer's election, may be counted toward satisfaction of the First Annual Commitment.

        3.7.3 During the consecutive [ ]* period commencing on the first day following the First Commitment Period (the "Second Commitment Period"), Customer shall pay to


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        360americas for Eligible Charges an amount no less than $[  ]* (the
        "Second Annual Commitment").

        3.7.4 During the consecutive [ ]* commencing on the first day following the Second Commitment Period (the "Third Commitment Period"), Customer shall pay to 360americas for Eligible Charges an amount no less than $[ ]* (the "Third Annual Commitment").

        3.7.5 During the consecutive [ ]* commencing on the first day following the Third Commitment Period (the "Fourth Commitment Period"), Customer shall pay to 360americas for Eligible Charges an amount no lees than $[ ]* (the "Fourth Annual Commitment").

The First Annual Commitment, Second Annual Commitment, Third Annual Commitment, and Fourth Annual Commitment shall be referred to individually as an "Annual Commitment" and collectively as the "Annual Commitments". The First Commitment Period, Second Commitment Period, Third Commitment Period, and Fourth Commitment Period shall be referred to individually as a "Commitment Period" and collectively as the "Commitment Periods".

Only IRU Fees with respect to the 360americas System paid to 360americas (or its Affiliates) and the monthly recurring fees paid to 360networks for services on the 360networks System purchased pursuant to the Master Services Agreement shall contribute toward the satisfaction of the Minimum Commitment (said fees shall be called the "Eligible Charges"). The Eligible Charges shall not include other fees, including but not limited to: (i) the amount of any Indirect Tax, (ii) charges for equipment and colocation, or (iii) O&M Fees or maintenance or installation fees.

        3.8 To the extent that Customer pays 360americas or its applicable Affiliates for Eligible Charges during any Commitment Period in excess of the Annual Commitment for such Commitment Period, then such excess payments shall be applied to reduce the Annual Commitments for the next Commitment Periods in direct order until such excess payment is fully applied.

        3.9 In the event that the entire 360americas System is not RFCS by [ ]* and such event is not caused by Force Majeure Events, a default by Customer (or its Affiliate) under any of the Fiber Agreements or any other act or omission of Customer, its Affiliates or contractors, then Customer shall not be obligated to pay any Annual Commitment that is due and payable after [ ]*. If the RFCS date for the Central Ring is delayed past [ ]*, then the commencement of the Second, Third and Fourth Commitment Periods shall be delayed for each day that the RFCS date for the Central Ring is delayed past [ ]*.

        3.10 The Parties agree that Customer or its Affiliates may submit Circuit Orders under


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filed separately with the Commission.

this Agreement. In the event Customer's Affiliates submit Circuit Orders for Capacity hereunder, such Affiliates shall be liable for the applicable fees. Such Affiliates will be invoiced in accordance with the provisions of Article 3. Customer hereby guarantees and shall remain primarily liable for any amounts due and payable by such Affiliates for IRU Fees, O&M Fees and fees for colocation or any other services provided to such Affiliates under this Agreement. All Capacity, operations and maintenance, and colocation services provided to any Customer Affiliate shall be subject to the terms of this Agreement. Customer agrees further that the acts and omissions of any Affiliate receiving services under this Agreement shall be imputed to the Customer for the purposes of
Article 14 and all other purposes under this Agreement and 360americas' rights under this Agreement against Customer shall apply with respect to the acts and omissions of any such Affiliate. Eligible Charges paid by Customer and any applicable Customer Affiliate under this Agreement shall be applied toward satisfaction of the Minimum Commitment. Notwithstanding the foregoing, either Party may request and the other Party shall (by themselves or through their local affiliates) enter into separate capacity purchase agreements for those portions of the Capacity to be provided within the territorial limits of either Venezuela, Brazil or Argentina, provided that, any such separate agreement shall be on terms identical to those set forth in this Agreement, except as to such modifications (mutually agreed between the Parties) as may be required to be conform to local law.

        3.11 In the event Customer fails to satisfy the Annual Commitment applicable to any Commitment Period, then Customer shall pay 360americas in cash at the end of the Commitment Period an amount equal to [ ]*. In the event this Agreement is terminated in accordance with its terms prior to expiration of the Commitment Periods (except for any termination caused by 360americas' default under Article 14), then Customer shall pay to 360americas, in addition to any other amounts due to as of the date of such termination, an amount equal to [ ]*.


                                    ARTICLE 4

                         ACCEPTANCE TESTING AND DELIVERY

        4.1 When 360americas has determined that the Capacity with respect to a Circuit is RFCS, 360americas shall promptly provide Customer written notice of the same (a "Completion Notice") and, upon Customer's request, will forward the results of the 360americas System Testing Requirements described in Exhibit B.

        4.2 Within seven (7) days of Customer's receipt of the Completion Notice, 360americas shall determine a time for the performance of the acceptance tests for the applicable Circuit identified in Exhibit B (the "Capacity Acceptance Tests"). Within seven (7) days of completion of the Capacity Acceptance Tests, 360americas shall provide the test results in writing to the Customer. Within five (5) days of receipt of results of the Capacity Acceptance Tests, Customer shall provide 360americas a written notice accepting or rejecting the Circuit,

* CONFIDENTIAL TREATMENT REQUEST - Confidential portion has been omitted and filed separately with the Commission.

specifying in reasonable detail, if rejected, the defect or failure in the Capacity based on the results of the Capacity Acceptance Tests. If Customer fails to notify 360americas of its acceptance or rejection of the Capacity within five (5) days following receipt of the results of the Capacity Acceptance Tests, Customer shall be deemed to have accepted such Circuit. Any use of such Capacity by Customer other than for testing purposes shall be deemed to constitute acceptance of the Circuit. The date of such notice of acceptance or deemed acceptance of the Circuit shall be the "Acceptance Date." In the event of any good-faith rejection by Customer, 360americas shall take such action as reasonably necessary, and as expeditiously as practicable, to correct or cure such defect or failure in accordance with the applicable specifications. Customer shall not have any right to use the Capacity with respect to a Circuit and 360americas shall have no obligation to provide such Capacity to Customer, until 360americas has received payment in full of the applicable IRU Fee for such Capacity and any applicable O&M Fees.


                                    ARTICLE 5

                                      TERM

        5.1 This Agreement shall become effective on the Effective Date and shall continue in force and effect until the expiration of the Term with respect to the last Circuit purchased hereunder. The term of the IRU with respect to each Circuit shall commence on the date when both the Acceptance Date and receipt of the Final Payment has occurred with respect to such Circuit (the "IRU Effective Date") and shall continue in force and effect until the date which is twenty (20) years from the RFCS date for the 360americas System (the "Term").

        5.2     [  ]*

[  ]*

        5.3 At the expiration or other termination of this Agreement, the IRU with respect to each Circuit shall immediately terminate, and all rights of Customer to use any Capacity shall cease. The expiration or termination of this Agreement shall not relieve either Party from any liabilities arising prior to such termination.


                                    ARTICLE 6

                         INTERCONNECTION AND COLOCATION

        6.1 To the extent technically feasible, where the Customer does not wish to install equipment at the Cable Stations or City-Center POPs, Customer shall be permitted to make direct optical connections (by "patching through" from the incoming demarcation point to the

* CONFIDENTIAL TREATMENT REQUEST - Confidential portion has been omitted and filed separately with the Commission.

outgoing demarcation point) to the System Interfaces in respect of the Capacity. 360americas shall perform any such interconnection work and Customer shall reimburse and pay 360americas for its Costs to perform such work plus a management fee equal to [ ]* percent ([ ]*%) of such Costs.

        6.2 With respect to any interconnections that involve the installation of any transmission equipment at the Cable Stations or City-Center POPs, 360americas shall perform all such work and Customer shall reimburse and pay 360americas for its Costs to perform such work plus a management fee equal to [ ]* percent ([ ]*%) of such Costs. Such payment shall be due and payable within 30 days of receiving an invoice therefor.

        6.3 In the event Customer desires to make an optical connection to the System Interface by way of a cable originating from facilities located outside of the Cable Stations or City-Center POPs, the Customer shall provide suitable optical fiber facilities as required to connect to the System Interfaces. In such event, 360americas agrees to grant reasonable supervised access to the Cable Stations for connection of the Customer's fiber optic facilities to the System Interfaces. The distance between the Cable Station or City-Center POP and Customer's facility for the purposes of the above described optical connection shall be limited as described in the Technical Description set forth in Exhibit C. 360americas shall perform any such work and Customer shall reimburse and pay 360americas for its Costs to perform such work plus a management fee equal to [ ]* percent ([ ]*%) of such Costs.

        6.4 Customer may add or drop communications traffic at any Cable Station subject to a one time charge per add/drop, per STM-1, of $[ ]*.

        6.5 360americas will provide Customer 1 Full Rack Space at each Cable Station for each STM-1 activated, subject to a maximum of four (4) Full Rack Spaces per Cable Station, for installation of the Customer's transmission equipment, at no additional charge. Provision of such Full Rack Space shall be subject to the Parties' execution of a colocation license agreement (or agreements, as the Parties shall mutually determine) in a form substantially similar to that set forth in Exhibit G. 360americas will notify Customer promptly when such space is ready for installation of Customer's termination equipment. Additional Full Rack Space may be provided by 360americas on an as available basis and is subject to execution of an agreement with terms and conditions substantially similar to those set forth in Exhibit G and at 360americas' then current market pricing.


                                    ARTICLE 7

                             MAINTENANCE AND REPAIR

                7.1 During the Term of each Circuit, 360americas shall maintain the Capacity (not to include any third-party networks connected to the 360americas System) in good working

* CONFIDENTIAL TREATMENT REQUEST - Confidential portion has been omitted and filed separately with the Commission.

order, and in accordance with the standards set forth on Exhibit C and in accordance with standard industry practices. 360americas shall use commercially reasonably efforts to perform (or cause to be performed) all Scheduled Maintenance (which includes without limitation substituting, changing and reconfiguring the equipment and facilities with respect to the Capacity) during a Maintenance Window. In the event 360americas determines it necessary to interrupt the Capacity for the performance of routine maintenance, 360americas will notify Customer reasonably in advance of the interruption. In no event shall interruption for Scheduled Maintenance performed in accordance with this Agreement constitute a failure of performance by 360americas or a failure of the Capacity in any manner.

                7.2 Prior to commencing Scheduled Maintenance that will cause a break in transmission on any Segment of a Ring, 360americas will cause Customer's telecommunications traffic to be switched to the other Segments of such Ring. In the event a Segment on any Ring is cut or damaged with the result that there is a break in transmission of Customer's telecommunications traffic on that Segment, then 360americas agrees that it will not commence any Scheduled Maintenance on the other Segments comprising such Ring which would result in a break in transmission on the Ring, unless 360america determines that continued performance of such Scheduled Maintenance is required to maintain the integrity of the 360americas System. In the event 360americas is performing Scheduled Maintenance on a Segment of any Ring (which results in a break in transmission on that Segment) and during the performance of such Scheduled Maintenance another Segment on such Ring is cut or damaged with the result that there is a break in transmission of Customer's telecommunications traffic on the damaged Segment, then 360americas shall discontinue performance of such Scheduled Maintenance as soon as reasonably practicable (unless 360americas determines that completion of such maintenance is required to maintain the integrity of the 360americas System) in order for Customer's telecommunications traffic to resume transmission on the undamaged Segments of the Ring. For the purposes of this paragraph, a "break in transmission" shall have the meaning provided in the definition of "Service Outage", set forth in Exhibit F.

                7.3 In consideration of the maintenance services to be provided hereunder, Customer shall pay 360americas the fees set forth in Exhibit E with respect to each Circuit (the "O&M Fees"). The first such payment of O&M Fees with respect to each Circuit shall be due within 2 days of the Acceptance Date for such Circuit (each, the "O&M Fee Commencement Date"), provided, if the O&M Fee Commencement Date is a day other than the first day of any calendar quarter, then the applicable O&M Fee shall be prorated. Thereafter, for O&M Fees with respect to each Circuit, 360americas will invoice Customer at the beginning of each calendar quarter for the applicable O&M Fee. Each payment of O&M Fees made by Customer shall be non-refundable.

                7.4     [  ]*

                7.5     360americas may substitute, change or reconfigure the

* CONFIDENTIAL TREATMENT REQUEST - Confidential portion has been omitted and filed separately with the Commission.

telecommunications equipment and facilities used in providing the Capacity as long as the quality and type of Capacity is not materially impaired or changed. In such event, the Parties shall work together in good faith to minimize any disruption of service in connection with such substitution, change or reconfiguration.



                                    ARTICLE 8

                               USE OF THE CAPACITY

        Customer represents, warrants and covenants that during the Term of each Circuit (a) it will use the Capacity in compliance with and subject to all applicable government codes, ordinances, laws, rules and regulations and will require its customers to do the same, (b) it shall secure, prior to the IRU Effective Date with respect to each Circuit, and maintain in full force and effect during the Term with respect to such Circuit, any and all necessary approvals, consents, rights of way, permits, franchises, licenses or similar approvals from all governmental and other authorities which are necessary or required to be obtained by Customer for the receipt, use and operation of the Capacity by Customer, and (c) Customer shall not use its systems or the Capacity in a way that interferes in any way with, causes degradation of or adversely affects (i) the 360americas System (including equipment, systems or facilities of 360americas) or the equipment, facilities, systems or networks of any third party, or (ii) the use of the 360americas System or any services thereon by any Person or use of the equipment, systems, networks, facilities or services of any Person connected to the 360americas System. Customer shall have no right to physically access in any manner the 360americas System or any components thereof.



                                    ARTICLE 9

                                 INDEMNIFICATION

        9.1 Subject to the provisions of Article 10, 360americas hereby agrees to indemnify, defend, protect and hold harmless Customer and its Affiliates and their respective employees, officers, agents and directors (the "Customer Indemnitees"), from and against, and assumes liability for all suits, actions, damages or claims of any character (i) brought against the Customer Indemnitees because of any injuries or damage received or sustained by any persons or tangible property which in whole or in part are proximately caused by the negligent acts or omissions of 360americas in the performance or non-performance of its obligations under this Agreement, and (ii) brought against the Customer Indemnitees under the workers compensation laws arising out of the acts or omissions of 360americas, except to the extent caused by the negligence or willful

* CONFIDENTIAL TREATMENT REQUEST - Confidential portion has been omitted and filed separately with the Commission.

misconduct of the Customer Indemnitees.

        9.2 Subject to the provisions of Article 10, Customer hereby agrees to indemnify, defend, protect and hold harmless 360americas and its Affiliates, and their respective employees, officers, agents and directors (the "360americas Indemnitees"), from and against, and assumes liability for all suits, actions, damages or claims of any character (i) brought against the 360americas Indemnitees because of any injuries or damage received or sustained by any persons or tangible property which in whole or in part are proximately caused by the negligent acts or omissions of Customer in the performance or non-performance of its obligations under this Agreement, (ii) brought against the 360americas Indemnitees under the workers compensation laws arising out of the acts or omissions of Customer, except to the extent caused by the negligence or willful misconduct of the 360americas Indemnitees, (iii) brought against the 360americas Indemnitees because of any damage arising out of or resulting from Customer's use of the Capacity, and (iv) brought against the 360americas Indemnitees and arising out of, caused by, related to or based upon a contractual or other relationship between such claiming party and the Customer as it relates to the Capacity or this Agreement.

        9.3 Nothing contained herein shall operate as a limitation on the right of any Party hereto to bring an action for damages against any non-Affiliate third party.

        9.4 Notwithstanding the foregoing provisions of this Article 9, to the extent 360americas is required under the terms and provisions of any permit, supply contract, agreement, right-of-way, lease or indefeasible right of use agreement relating to the provisioning of the Capacity hereunder (collectively, "Use Agreements") to indemnify the grantor or provider thereof from and against any and all claims, demands, suits, judgments, liabilities, losses or expenses arising out of or related to such Use Agreements, regardless of the cause, Customer hereby releases, and waives any claims against such grantor or provider from the same.

        9.5 Notwithstanding the termination of this Agreement for any reason, the provisions in this Article 9 shall survive such termination.



                                   ARTICLE 10

                LIMITATION OF LIABILITY; DISCLAIMER OF WARRANTIES

        10.1 NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY, NO PARTY SHALL BE LIABLE TO ANY OTHER PARTY FOR ANY SPECIAL, INCIDENTAL, INDIRECT, PUNITIVE OR CONSEQUENTIAL COSTS, LIABILITIES OR DAMAGES, WHETHER FORESEEABLE OR NOT, ARISING OUT OF, OR IN CONNECTION WITH, SUCH PARTY'S PERFORMANCE OR NON-

* CONFIDENTIAL TREATMENT REQUEST - Confidential portion has been omitted and filed separately with the Commission.

PERFORMANCE OF ITS OBLIGATIONS UNDER THIS AGREEMENT OR OTHERWISE RELATED TO THIS AGREEMENT.

        10.2 EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, 360AMERICAS MAKES NO WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO THE CAPACITY, OR ANY SERVICES PERFORMED UNDER THIS AGREEMENT AND 360AMERICAS HEREBY SPECIFICALLY DISCLAIMS ALL OTHER WARRANTIES, INCLUDING ANY AND ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR PARTICULAR PURPOSE OR USE. THE WARRANTIES SET FORTH IN THIS AGREEMENT, IF ANY, CONSTITUTE THE ONLY WARRANTIES MADE BY 360AMERICAS TO CUSTOMER WITH RESPECT TO THIS AGREEMENT OR THE CAPACITY AND ARE MADE IN LIEU OF ALL OTHER WARRANTIES, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED.

        10.3 The Parties expressly agree that no claim for losses or damages whatsoever in connection with this Agreement or a claim for indemnity under the provisions of Article 9 shall be made more than two (2) years after the date that the event giving rise to such claim is known or reasonably should have been known to the Party making such claim.

        10.4 360americas will provide the Capacity purchased under this Agreement subject to the provisions of the service level agreement attached hereto in Exhibit F (the "Service Level Agreement"). [ ]*

        10.5 NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY, THE MAXIMUM LIABILITY (IF ANY) OF ANY PARTY TO THE OTHER PARTY IN CONNECTION WITH THIS AGREEMENT SHALL BE LIMITED, IN THE AGGREGATE, TO $[ ]*, PROVIDED, HOWEVER, THAT THIS LIMITATION SHALL NOT LIMIT IN ANY WAY CUSTOMER'S OBLIGATION TO PAY 360AMERICAS ANY FEES DUE UNDER THIS AGREEMENT AND SHALL NOT RESTRICT EITHER PARTY'S RIGHT TO PROCEED FOR INJUNCTIVE RELIEF.

        10.6 360americas represents that it has entered into the Supply Contract to obtain plant, equipment and services necessary to allow the Capacity to be placed into operation by the Target RFCS Dates. Neither 360americas nor any of its Affiliates warrants or guarantees that the RFCS Date for any Segment of the 360americas System will occur and 360america and its Affiliates will have no obligation under this Agreement or otherwise unless and until the applicable RFCS date occurs. Notwithstanding any other provision of this Agreement, Customer acknowledges and agrees that 360americas and its Affiliates shall not be liable for any failure to perform on the part of Alcatel and its successors as contractors under the Supply Contract.

* CONFIDENTIAL TREATMENT REQUEST - Confidential portion has been omitted and filed separately with the Commission.

                                   ARTICLE 11

                                    INSURANCE

        Following the Acceptance Date for the first Circuit ordered under this Agreement, and throughout the remaining term of this Agreement, each Party shall procure and maintain in force, at its own expense, insurance coverage in amounts that a reasonably prudent business Person would maintain considering the obligations of the Parties hereunder, but in no event less than coverage of the following types and limits:

                (a)     Workers' compensation as required by applicable law;

                (b)     Employer's liability with minimum limits of $1,000,000;

                (c)     General liability with minimum limits of $2,000,000; and

                (d)     Automobile liability with minimum limits of $2,000,000.

Each Party shall maintain the required insurance coverage with insurers reasonably acceptable to the other and licensed to conduct business in the applicable jurisdictions.

* CONFIDENTIAL TREATMENT REQUEST - Confidential portion has been omitted and filed separately with the Commission.

                                   ARTICLE 12

                                     NOTICES

        All notices and other communications required or permitted under this Agreement shall be in writing and shall be given by first class mail, postage prepaid, registered or certified, return receipt requested, transmitted by facsimile (provided the original immediately follows by mail) or by hand delivery (including by means of a professional messenger service or overnight mail) addressed as follows:

        If to Customer:      Impsat Fiber Networks, Inc.
                             Alferez Pareja 256 (1107)
                             Buenos Aires, Argentina
                             Fax:  54 (114) 4363-3578
                             Attention:  Alexander F. Rivelis


        with a copy to:      Latham & Watkins
                             1001 Pennsylvania Avenue
                             Washington, D.C.  20004
                             Fax: (202) 637-2201
                             Attention: James R. Hanna, Esq.

        If to 360americas:

                             360americas network (Bermuda) ltd.
                             2 Carter's Bay Road, Southside
                             St. David's DDBX, Bermuda
                             Attn:   General Counsel
                             Fax No.: (441) 296-9010

        With a copy to:

                             360americas network (Bermuda) ltd.
                             c/o 360atlantic sales (USA) inc.
                             13900 Lincoln Park Drive
                             Suite 230
                             Herndon, Virginia  20171
                             Attn: Legal Counsel
                             Fax No.:  571-203-6566

                             360americas network (Bermuda) ltd.

* CONFIDENTIAL TREATMENT REQUEST - Confidential portion has been omitted and filed separately with the Commission.

                             c/o 360networks inc.
                             1500, 1066 West Hastings Street
                             Vancouver, BC  V6E 3X1
                             Fax No. (604) 648-7747

        Any such notice or other communication shall be deemed to be effective when actually received or refused. Either Party may by similar notice given change the address to which future notices or other communications shall be sent.


                                   ARTICLE 13

                                 CONFIDENTIALITY

        13.1 This Agreement and all materials, data, and other documents which are disclosed by one Party to the other in fulfilling the provisions and intent of this Agreement, are and shall be confidential (the "Confidential Information"). No Party shall divulge or otherwise disclose the Confidential Information to any third party without the prior written consent of the other Parties, except that a Party may make disclosure to its Affiliates and its employees required for the implementation or performance of this Agreement, to its attorneys, and to its auditors, financial advisors, lenders and prospective lenders, funding partners and prospective funding partners provided that in each such case the permitted recipient is bound by the confidentiality provisions set forth in this section. In addition, a Party may make disclosure as required by a court order, in connection with one's (or its Affiliates') obligations as a public company or as otherwise required by law or in any legal or arbitration proceeding relating to this Agreement. If a Party is required by law or by interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process to disclose the Confidential Information, it will provide the other Party with prompt prior written notice of such request or requirement so that such other Party may seek an appropriate protective order and/or waive compliance with this Section. The Party whose consent to disclose information is requested shall respond to such request, in writing, within five (5) working days of the request by either authorizing the disclosure or advising of its election to seek a protective order, or if such Party fails to respond within the prescribed period the disclosure shall be deemed approved. The provisions of this Section 13.1 shall not apply to information which a recipient Party can show to a disclosing Party's reasonable satisfaction: (a) was known to the recipient Party (without obligation to keep the same confidential) at the date of its disclosure; (b) is after the date of disclosure lawfully acquired by the recipient Party in good faith from an independent third party who is not subject to any obligation of confidentiality in respect of such Confidential Information; (c) in its entirety was at the time of disclosure or has subsequently become public knowledge other than by reason of the recipient Party's neglect or breach of the restrictions set out in this or any other agreement; or (d) is independently developed by the recipient Party without access to any or all of the Confidential Information.

* CONFIDENTIAL TREATMENT REQUEST - Confidential portion has been omitted and filed separately with the Commission.

        13.2 Upon termination of this Agreement for any reason or upon request of a Party, the other Party shall return all Confidential Information, together with any copies of same. The requirements of confidentiality set forth herein shall survive the return of such Confidential Information.

        13.3 Nothing herein shall be construed as granting any right or license under any copyrights, inventions, patents or other rights referred to as intellectual property now or hereafter owned or controlled by any Party. No Party shall, without first obtaining the written consent of such other Party, use any trademark or trade name of such other Party or refer to the subject matter of this Agreement or the other Party in any promotional activity or otherwise, nor disclose to others any specific information about the subject matter of this Agreement.

        13.4 The provisions of this Article 13 shall survive expiration or other termination of this Agreement for a period of two (2) years.


                                   ARTICLE 14

                                     DEFAULT

        14.1 A default shall be deemed to have occurred under this Agreement if:

                (a) in the case of a failure to pay any amount when due under this Agreement, Customer fails to pay such amount within [ ]* days after receipt of written notice specifying such breach, or

                (b) in the case of any other material breach of this Agreement, a Party fails to cure such material breach within [ ]* days after receipt of written notice specifying such breach, provided that if the breach is of a nature that cannot be cured within [ ]*days, a default shall not have occurred so long as the breaching Party has commenced to cure within said time period and thereafter pursues such cure with due diligence, the time for curing such failure shall be extended for such period of time as may be necessary to complete such cure, up to a maximum of [ ]* days.

                (c) either of the following occur (i) a Party makes a general assignment for the benefit of its creditors, files a voluntary petition in bankruptcy or any petition or answer seeking, consenting to, or acquiescing in reorganization, arrangement, adjustment, composition, liquidation, dissolution or similar relief; or (ii) an involuntary petition in bankruptcy, other insolvency protection against either Party is filed and not dismissed within one hundred twenty days (120) days.

* CONFIDENTIAL TREATMENT REQUEST - Confidential portion has been omitted and filed separately with the Commission.

        14.2 In the event of any default under this Agreement the non-defaulting Party may avail itself of one or more of the following remedies:
(a) take such actions as it determines, in its sole discretion, to correct the default; (b) pursue any legal remedies it may have under applicable law or principles of equity, including without limitation specific performance; (c) upon ten (10) days written notice specifying the intention to terminate this Agreement, terminate this Agreement in its entirety, unless Customer has paid 360americas all IRU Fees due and payable, in which case 360americas shall only be entitled to suspend provisioning of the Capacity and associated maintenance services with respect to such Circuits and/or to the remedies set forth in clauses (a) and (b) above. Without limiting the foregoing, if the default consists of a failure of Customer to pay to 360americas any part of the IRU Fees, O&M Fees, or any other amounts due and payable by Customer to 360americas under this Agreement or a violation of the provisions of Article 8, then 360americas may suspend the provision of services (including but not limited to suspending the Capacity and any maintenance and repair services and rejecting any Circuit Orders) until Customer cures the default.

        14.3 A waiver by either Party at any time of any of its rights as to anything herein contained shall not be deemed to be a waiver of any breach of covenant or other matter subsequently occurring.


                                   ARTICLE 15

                                   TERMINATION

        Upon the expiration of the Term with respect to a Circuit or other termination of this Agreement, the IRU with respect to such Circuits shall immediately terminate and all rights of Customer to use the Capacity shall cease, all such rights shall revert to 360americas, and 360americas shall owe Customer no further duties, obligations or consideration. Expiration or termination of this Agreement shall not affect the rights or obligations of a Party that have arisen before the date of termination or expiration. This Agreement shall not be construed to vest in Customer any salvage rights in the 360americas System.


                                   ARTICLE 16

                              FORCE MAJEURE EVENTS

        Except for any payment obligations of Customer under this Agreement, no Party shall be in default under this Agreement if and to the extent that any failure or delay in such Party's performance of one or more of its obligations hereunder is caused by any of the following conditions, and such Party's performance of such obligation or obligations shall be excused and extended for and during the period of any such delay: act of God; weather, fire; material failures,

* CONFIDENTIAL TREATMENT REQUEST - Confidential portion has been omitted and filed separately with the Commission.

shortages or unavailability or other delay in delivery (except for fiber or fiber cable) not resulting from the responsible Party's failure to timely place orders therefor; lack of or delay in transportation; government or quasi-governmental codes, ordinances, laws, rules, regulations or restrictions; war or civil disorder; strikes or other labor disputes; permitting delays beyond the reasonable control of such Party or any other cause beyond the reasonable control of such Party, including but not limited to any failure of 360americas to perform its obligations under this Agreement resulting from Customer's (or its Affiliate's) default under any of the Fiber Agreements (collectively, "Force Majeure Events"). The Party claiming relief under this Article shall notify the other in writing as soon as reasonably practicable after the Force Majeure Event, but in no event later than thirty (30) days of the existence of the event relied on and promptly of the cessation or termination of said event, and the Party claiming relief shall exercise commercially reasonable efforts to minimize the time of any such delay. The unavailability or shortages of, delays in the delivery of, fiber, cable or other materials, standing alone, shall not constitute a force majeure event. As of the Effective Date, neither Party is aware of a Force Majeure Event.


                                   ARTICLE 17

                               DISPUTE RESOLUTION

        17.1 Application. In the event of a disagreement or dispute with respect to this Agreement that is not resolved to the satisfaction of the Parties such dispute shall be notified to the other party in writing (such notice, a "Dispute Notice"). Within seven (7) days of receipt of such Dispute Notice, the respective senior officers of the Parties with the authority to settle such disputes shall attempt in good faith to settle such dispute. If the dispute is not settled within that period of time, the dispute shall be settled by American Arbitration Association ("AAA") Arbitration in accordance with
Section 17.2 below.

        17.2 Arbitrator. Three (3) arbitrators who are knowledgeable about the subject matter of this Agreement shall conduct the arbitration under the then current rules of the AAA Arbitration. Each party shall choose one arbitrator and the chosen arbitrators shall mutually agree on a third arbitrator. The arbitration shall be conducted in New York, and all expedited procedures prescribed by the AAA rules shall apply. The language to be used in the arbitral proceedings shall be English.

        17.3 Discovery. There shall be no discovery other than the exchange of information that is provided to the arbitrator by the Parties. The arbitrator shall have authority only to award compensatory damages and shall not have authority to award punitive damages, other noncompensatory damages or any other form of relief; and the Parties hereby waive all rights to any claims for relief other than compensatory damages. The arbitrators' fees and other costs of the arbitration shall be borne by the party against whom the award is rendered, except as the arbitrator may otherwise provide in a written opinion.


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        17.4    Enforcement. If any party files a judicial or administrative action asserting claims subject to arbitration as prescribed herein, and another party successfully stays such action or compels arbitration of said claims, the party filing said action shall pay the other party's costs and expenses incurred in seeking such stay or compelling arbitration, including reasonable attorneys' fees.

                                   ARTICLE 18

                      ASSIGNMENT AND TRANSFER RESTRICTIONS

        18.1 Except as provided in Section 18.2, Customer shall not transfer or assign all or any part of its interest under this Agreement, or delegate any duties, burdens, or obligations arising hereunder, without 360americas' written consent, which may be withheld in 360americas' sole discretion. A transfer or assignment in violation of this Article 18 shall constitute a material breach of this Agreement and shall be null and void from its inception. If any such consent is given, the assignor nevertheless shall remain fully and primarily liable for all obligations under this Agreement. Notwithstanding any provision of this Article 18, Customer may grant an IRU, lease, or resell its interest in the Capacity, or any communications circuits, capacity or other services derived from the Capacity to third parties without obtaining 360americas' consent.

        18.2 Customer may assign this Agreement in whole or in part to a Permitted Assignee. The term "Permitted Assignee" shall mean (a) any Affiliate of Customer, (b) any Person that purchases all or substantially all of the assets of Customer, or any other Person formed by or surviving the merger or consolidation of Customer and any other person or (c) any bona fide lender to whom this Agreement is assigned as collateral security for any indebtedness of Customer or any Affiliate of Customer, provided that such collateral assignment is subject to the terms of this Agreement and such assignment is in connection with the collateral assignment of other material assets of Customer to such bona fide lender. Upon any assignment to a Permitted Assignee, the assignor shall remain responsible for performance under this Agreement. Any Permitted Assignee pursuant to subparagraph (a) or (b) above shall expressly assume all obligations and liabilities with respect to the Agreement which arise after the effective date of assignment or transfer, prior to or upon the effectiveness of such assignment and in the case of an assignment as provided in subparagraph (c) of this Section 18.2, in the event the institutional lender exercises its rights with respect to this Agreement, it shall expressly assume all obligations and liabilities with respect to the Agreement which arise thereafter.

        18.3 360americas may assign this Agreement in whole or in part to its Affiliates.


                                   ARTICLE 19


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                                 REPRESENTATIONS

        By execution of this Agreement, each Party represents to the other
Party: (a) that the representing Party has full right and authority to enter into and perform this Agreement in accordance with the terms hereof and thereof, and that by entering into or performing this Agreement, the representing Party is not in violation of its charter or bylaws, or any law, regulation or agreement by which it is bound or to which it is subject; (b) that the execution, delivery and performance of this Agreement by such Party has been duly authorized by all requisite corporate action, that the signatories for such Party hereto are authorized to sign this Agreement, and that the joinder or consent of any other Party, including a court or trustee or referee, is not necessary to make valid and effective the execution, delivery and performance of this Agreement by such Party, (c) that the representing Party is a corporation duly incorporated and organized and validly existing and in good standing under the laws of its jurisdiction of organization, and (d) that, as of the Effective Date, there are no actions, suits or proceedings pending or, to the best of its knowledge, threatened against the representing Party before any court or administrative agency that would materially impair such Party's performance under this Agreement.


                                   ARTICLE 20

                                     GENERAL

        20.1 Binding Effect. This Agreement and each of the Parties' respective rights and obligations under this Agreement, shall be binding on and shall inure to the benefit of the Parties hereto and each of their respective permitted successors and assigns.

        20.2 Waiver. The failure of either Party hereto to enforce any of the provisions of this Agreement, or the waiver thereof in any instance, shall not be construed as a general waiver or relinquishment on its part of any such provision, but the same shall nevertheless be and remain in full force and effect.

        20.3 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the state of New York, United States of America.

        20.4 Rules of Construction. The captions or headings in this Agreement are strictly for convenience and shall not be considered in interpreting this Agreement or as amplifying or limiting any of its content. Words in this Agreement which import the singular connotation shall be interpreted as plural, and words which import the plural connotation shall be interpreted as singular, as the identity of the parties or objects referred to may require.


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                (a)     Unless expressly defined herein, words having well known
technical or trade meanings shall be so construed. All listing of items shall not be taken to be exclusive, but shall include other items, whether similar or dissimilar to those listed, as the context reasonably requires.

                (b) Except as set forth to the contrary herein, any right or remedy of a Party shall be cumulative and without prejudice to any other right or remedy, whether contained herein or not.

                (c) This Agreement has been fully negotiated between and jointly drafted by the Parties.

                (d) All actions, activities, consents, approvals and other undertakings of the Parties shall be performed in a reasonable and timely manner, it being expressly acknowledged and understood that time is of the essence in the performance of obligations required to be performed by a date expressly specified herein. Except as specifically set forth herein, for the purpose of this Agreement the standards and practices of performance within the telecommunications industry in the relevant market shall be the measure of a Party's performance.

        20.5 Entire Agreement. This Agreement constitutes the entire and final agreement and understanding between the Parties with respect to the subject matter hereof and supersedes all prior agreements relating to the subject matter hereof, which are of no further force or effect. The Exhibits referred to herein are integral parts hereof and are hereby made a part of this Agreement. This Agreement may only be modified or supplemented by an instrument in writing executed by each Party and delivered to the Party relying on the writing.

        20.6 No Personal Liability. Each action or claim against any Party arising under or relating to this Agreement shall be made only against such Party as a corporation, and any liability relating thereto shall be enforceable only against the corporate assets of such Party. No Party shall seek to pierce the corporate veil or otherwise seek to impose any liability relating to, or arising from, this Agreement against any shareholder, employee, officer or director of the other Party. Each of such persons is an intended beneficiary of the mutual promises set forth in this Article and shall be entitled to enforce the obligations of this Article.

        20.7 Relationship of the Parties. As a result of this Agreement, the relationship between the Parties shall not be that of partners, agents, or joint venturers for one another, and nothing contained in this Agreement shall be deemed to constitute a partnership or agency agreement between them for any purposes, including, but not limited to federal income tax purposes. Customer and 360americas in performing any of their obligations hereunder, shall be independent contractors or independent parties and shall discharge their contractual obligations at their own risk subject, however, to the terms and conditions hereof. Notwithstanding anything


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contained in this Agreement to the contrary, 360networks and 360americas owe each other no duties or obligations under this Agreement and this Agreement shall not be deemed to have created such duties or obligations.

        20.8 Performance. 360americas may perform its obligations under this Agreement (including but not limited to single point and local currency invoicing, interconnection, colocation, operations and maintenance) directly or through its Affiliates or using agents or independent contractors it chooses in its sole discretion.

        20.9 No Third Party Beneficiaries. This Agreement does not provide and is not intended to provide any third party (including but not limited to customers of Customer) with any remedy, claim, liability, reimbursement, cause of action, or any other right.

        20.10 Severability. If any term, covenant or condition contained herein is, to any extent, held invalid or unenforceable in any respect under the laws governing this Agreement, the remainder of this Agreement shall not be affected thereby, and each term, covenant or condition of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

        20.11 Export Control. The Parties hereto acknowledge that to the extent any services, products, software or technical information provided under this Agreement are, or may be, subject to any applicable export laws and regulations, the Parties hereto agree that they will not use, distribute, transfer or transmit the services, products, software or technical information (even if incorporated into other products) except in compliance with such export laws and regulations (or licenses or orders issued pursuant thereto). If requested by either Party hereto the other Party agrees to sign all necessary export related documents as may be required to comply therewith.

        20.12 Waiver of Immunity. The Parties hereto acknowledge that this Agreement is commercial in nature, and each Party hereto expressly and irrevocably waives any claim or right which it may have to immunity (whether sovereign immunity, act of state or otherwise) for itself or with respect to any of its assets in connection with an arbitration, arbitral award or other proceeding to enforce this Agreement, including, without limitation, immunity from service of process, immunity of any of its assets from pre or postjudgment attachment or execution and immunity from the jurisdiction of any court or arbitral tribunal.

        20.13 Counterparts. This Agreement may be executed in one or more counterparts and by facsimile signature, all of which taken together shall constitute one and the same instrument.

                            [SIGNATURE PAGE FOLLOWS]


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        In confirmation of their mutual consent and agreement to the terms and conditions contained in this Agreement and intending to be legally bound hereby, the Parties have executed this Agreement as of the date first above written.

                Impsat Fiber Networks, Inc.

                By:
                       ----------------------------------------------------


                Name:
                       ----------------------------------------------------
                                             printed


                Title:
                       ----------------------------------------------------



                360americas network (Bermuda) ltd. ("360americas")


                By:
                       ----------------------------------------------------


                Name:
                       ----------------------------------------------------
                                             printed


                Title:
                       ----------------------------------------------------


                360americas network (Bermuda) ltd. ("360americas")


                By:
                       ----------------------------------------------------


                Name:
                       ----------------------------------------------------
                                             printed

                Title:
                       ----------------------------------------------------



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